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                                                                      EXHIBIT 12

                 BRIGGS & STRATTON CORPORATION & SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)

                                                                           Quarter Ended
                                                              ----------------------------------------
                                                              September 28,             September 29,
                                                                  1997                      1996
                                                                  ----                      ----
Net loss                                                         $ (2,632)                $ (5,262)
Add:
  Interest                                                          3,794                    1,952
  Income tax credit and other taxes on income                      (1,610)                  (3,220)
  Fixed charges of unconsolidated subsidiaries                        139                      168
                                                                 --------                 --------
              Loss as defined                                    $   (309)                $ (6,362)
                                                                 ========                 ========

Interest                                                         $  3,794                 $  1,952
Fixed charges of unconsolidated subsidiaries                          139                      168
                                                                 --------                 --------
              Fixed charges as defined                           $  3,933                 $  2,120
                                                                 ========                 ========
Ratio of earnings to fixed charges*                                     -                        -
                                                                 ========                 ========


* For the quarter ended September 28, 1997 and September 29, 1996, earnings were inadequate to cover fixed charges by $4,242,000 and $8,482,000, respectively